Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Karen L. VanDerBosch
Chief Financial Officer
MakeMusic, Inc.
(952) 906-3690
kvanderbosch@makemusic.com
MAKEMUSIC, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS
Annual net revenue grows 4%
Minneapolis — March 04, 2009 — MakeMusic, Inc. (NASDAQ: MMUS) today announced financial results for the period ended December 31, 2008. Net revenues for the three and twelve months ended December 31, 2008 were $4,168,000 and $15,156,000 compared to $4,285,000 and $14,580,000 for the same periods in the prior year, respectively. The Company also announced net income of $480,000, or $0.10 per basic share and $0.10 per diluted share, for the quarter ended December 31, 2008, compared to net income of $489,000, or $0.11 per basic and $0.10 per diluted share, in the fourth quarter of 2007. For the year ended December 31, 2008 net income was $491,000, or $0.11 per basic and $0.10 per diluted share, compared to net income of $650,000, or $0.16 per basic and $0.15 per diluted share, for the comparable 2007 period.
SmartMusic® subscriptions increased to 106,584 as of December 31, 2008, a 23% increase over December 31, 2007. As a result of the increased base of subscriptions, SmartMusic subscription revenue continues to represent an increasing share of the Company’s revenue and was $888,000 in the quarter ended December 31, 2008, a 36% increase over subscription revenue of $651,000 in the quarter ended December 31, 2007. For the twelve months ended December 31, 2008, subscription revenue increased 46% to $3,104,000. Total SmartMusic revenue, including accessories, was $4,070,000 for the year ended December 31, 2008 and $2,900,000 for the year ended December 31, 2007.
The following table illustrates the net new SmartMusic subscription data for the quarter ended December 31, 2008:

					Net New
					Subscriptions
10/1/2008	New	Renewed	Subscriptions	12/31/2008	3 months ended
Subscriptions	Subscriptions	Subscriptions	Ended	Subscriptions	12/31/2008
98,119	17,907	17,942	27,384	106,584	8,465

MakeMusic, Inc. Fourth Quarter and Fiscal Year 2008 Results / December 31, 2008

Renewed subscriptions are defined as those subscriptions that customers purchase within the two-month period after their prior subscription ended. Because of changes to the start of school from year to year as well as fluctuations in the date that music teachers implement their curriculum, subscribers may have a delay of up to two months in renewing their subscription. This subscription data will be reported on a quarterly basis in the future as the Company believes this definition reflects the renewal rate of SmartMusic subscriptions.
Total educators using SmartMusic reached 9,185 as of December 31, 2008, a 20% increase over the 7,641 educator accounts in the prior year. The number of educators that had issued a SmartMusic assignment increased 61% from 892 as of December 31, 2007 to 1,436 as of December 31, 2008. The number of SmartMusic Gradebook™ (Impact) teachers, defined as teachers who deliver and manage SmartMusic student assignments to 50 students or more, was 601 as of December 31, 2008, and the average number of student subscriptions per Gradebook teacher was 44. As of December 31, 2007, we reported 357 Gradebook teachers and an average number of student subscriptions per teacher of 42. The Gradebook teacher growth reflects a 68% annual increase. The number of SmartMusic site licenses rose by 23 during the fourth quarter to reach a total of 212 as of the end of the year. Finally, the Company released 929 new SmartMusic large ensemble band, jazz ensemble and orchestra titles with pre-authored assignments in 2008.
Commenting on fourth quarter and 2008 results, CEO Ron Raup stated, “While we had anticipated stronger growth in student subscriptions, we were pleased with the increase in teachers starting to adopt the use of SmartMusic assignments and the SmartMusic Gradebook within their curriculum. There continues to be strong evidence of increased student subscriptions resulting from teachers issuing frequent assignments. We will approach 2009 with plans to continue to grow the SmartMusic business, in part through continued focus on our direct sales initiatives and educator training programs already underway. We expect to continue to add new teachers to our subscriber base, however, in order to drive increases to student subscriptions, our primary focus is helping teachers who have already purchased to fully adopt and integrate SmartMusic-based assignments into their teaching.”
Notation revenue for the three and twelve months ended December 31, 2008 was $2,747,000 and $10,289,000, respectively, compared to $3,164,000 and $10,980,000 for the same respective periods in the prior year. The decrease in notation revenue is due to the decline in our channel sales due to economic conditions and the release cycle of our products. Notation revenue for the year ended December 31, 2007 included the release of Allegro® 2007 as well as higher sales from the release of Finale Songwriter®, which was released late in 2006. New versions of these products have historically been released biannually.

MakeMusic, Inc. Fourth Quarter and Fiscal Year 2008 Results / December 31, 2008

Gross profit for the three- and twelve-month periods ended December 31, 2008 was $3,463,000, or 83% of sales and $12,776,000, or 84% of sales, respectively, compared to $3,601,000, or 84% of sales, and $12,352,000, or 85% of sales, respectively, in the corresponding periods of 2007.
Operating expenses for the fourth quarter were $2,990,000, a 5% decrease over the $3,154,000 reported in the same period last year. Operating expenses for the full 2008 fiscal year were $12,336,000, an increase of $509,000 or 4% over 2007. The planned annual increase, primarily in development, was the result of increased personnel and contract labor costs to achieve numerous product development and business systems goals, including the server co-location project and expansion of our systems infrastructure. Additionally, $265,000 of expenses related to the departure of our founder and co-CEO were recorded in the fourth quarter.
Cash and cash equivalents increased to $6,592,000 at December 31, 2008 from $6,041,000 at the end of 2007. This increase is primarily due to the increase in deferred revenue from SmartMusic subscriptions.
“Worldwide economic conditions directly impacted our 2008 notation sales and we do not attribute the reduction in revenue to loss of market share,” Raup stated. “We ended the year with a favorable cash position along with reporting our third consecutive year of profitability which we believe demonstrates our commitment to cash management and cost control.”
The Company will be hosting a conference call today, March 4, 2009 at 3:30 p.m. CST to discuss these results. Participants should call 877-840-1316 and reference Conference ID Number 86280596.
A replay of the conference call will be available through March 18, 2009. To access this replay, please dial 800-642-1687 or 706-645-9291.
About MakeMusic, Inc.
MakeMusic®, Inc., a Minnesota corporation, is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For 20 years, Finale® has been the industry standard in music notation software. It has transformed the process by which composers, arrangers, musicians, teachers, students and publishers create, edit, audition, print and publish musical scores. Additionally, MakeMusic is the creator of SmartMusic®, the complete practice tool for band, orchestra and choir and SmartMusic Gradebook™, a web-based grade book that makes it easy to manage, grade and document assignments for every student. Further information about the Company can be found at www.makemusic.com.

Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to our intent to report SmartMusic subscription renewals on a quarterly basis, our plans to continue to grow the SmartMusic business, our focus on direct sales and educator training programs, our expectation to continue to add new teachers to our subscriber base and our focus on helping teachers adopt and integrate SmartMusic based assignments into their teaching. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to, the impact of emerging and existing competitors, the impact of training programs and improved purchase and enrollment processes on the acceptance rate of our products, unexpected development costs or delays in implementing training programs, infrastructure improvements and changes to purchase and enrollment processes, our ability to hire and retain effective sales agents and successfully implement our marketing and sales strategies, errors in management estimates with respect to the seasonality of our business, fluctuations in general economic conditions including changes in discretionary spending, and those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We do not intend to update publicly or revise any forward-looking statements.
Financial Tables Follow:
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MakeMusic, Inc.
Statements of Operations
(In thousands of U.S. dollars, except share and per share data)

	3 Months		12 Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Notation revenue	$2,747	$3,164	$10,289	$10,980
SmartMusic revenue	1,197	920	4,070	2,900
Other revenue	224	201	797	700

NET REVENUE	4,168	4,285	15,156	14,580

COST OF REVENUES	705	684	2,380	2,228

GROSS PROFIT	3,463	3,601	12,776	12,352

OPERATING EXPENSES:
Development expenses	1,167	1,261	4,633	4,278
Selling and marketing expenses	953	1,031	4,318	4,045
General and administrative expenses	870	862	3,385	3,504

Total operating expenses	2,990	3,154	12,336	11,827

INCOME FROM OPERATIONS	473	447	440	525

Other, net	8	42	59	127

Income before income taxes	481	489	499	652

Income tax expense	1	—	8	2

Net income	$480	$489	$491	$650

Net income per common share:
Basic	$0.10	$0.11	$0.11	$0.16
Diluted	0.10	0.10	0.10	0.15
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MakeMusic, Inc.
Balance Sheets
(In thousands of U.S. dollars, except share and per share data)

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$6,592	$6,041
Accounts receivable (net of allowance of $47 and $38 in 2008 and 2007, respectively)	1,397	1,491
Inventories	465	332
Prepaid expenses and other current assets	293	211

Total current assets	8,747	8,075

Property and equipment, net	673	730
Capitalized software products, net	2,631	1,418
Goodwill	3,630	3,630
Other non-current assets	10	29

Total assets	$15,691	$13,882

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$56	$57
Accounts payable	373	427
Accrued compensation	1,170	1,131
Other accrued liabilities	272	184
Post contract support	146	169
Reserve for product returns	382	365
Current portion of deferred rent	30	26
Deferred revenue	2,336	1,702

Total current liabilities	4,765	4,061

Capital lease obligations, net of current portion	76	132
Deferred rent, net of current portion	39	69

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 10,000,000
Issued and outstanding shares — 4,635,529 and 4,517,803 in 2008 and 2007, respectively	46	45
Additional paid-in capital	65,716	65,017
Accumulated deficit	(54,951)	(55,442)

Total shareholders’ equity	10,811	9,620

Total liabilities and shareholders’ equity	$15,691	$13,882

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MakeMusic, Inc.
Statements of Cash Flows
(In thousands of U.S. dollars)

	Year Ended	Year Ended
	2008	2007
Cash flows from operating activities
Net income	$491	$650
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	876	599
Loss on disposal of property and equipment	21	6
Stock option compensation	400	399
Net change in assets and liabilities:
Accounts receivable	94	173
Inventories	(133)	15
Prepaid expenses and other current assets	(73)	(9)
Accounts payable	(54)	(80)
Accrued liabilities and product returns	95	(107)
Deferred revenue	634	503

Net cash provided by operating activities	2,351	2,149

Cash flows from investing activities
Purchases of property and equipment	(359)	(214)
Proceeds from disposal of property and equipment	—	1
Capitalized development and other intangibles	(1,684)	(713)

Net cash used in investing activities	(2,043)	(926)

Cash flows from financing activities
Proceeds from stock options and warrants exercised	300	1,727
Payments on capital leases	(57)	(39)

Net cash provided by financing activities	243	1,688

Net increase in cash and cash equivalents	551	2,911
Cash and cash equivalents, beginning of period	6,041	3,130

Cash and cash equivalents, end of period	$6,592	$6,041

Supplemental disclosure of cash flow information
Interest paid	$13	$18
Income taxes paid	8	2
Other non-cash investment and financing activities
Equipment acquired under capital lease	—	203
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